Exhibit 99.1

Atlantic Power Corporation and Atlantic Power Preferred Equity Ltd. Announce Dividend Rate Reset on Cumulative Rate Reset Preferred Shares, Series 2, and Conversion Rights

DEDHAM, MASSACHUSETTS, November 14, 2019 — Atlantic Power Corporation (“Atlantic Power”) and Atlantic Power Preferred Equity Ltd. (“Preferred Equity”) announced today that, in accordance with Preferred Equity’s Articles of Incorporation, as amended, the dividend rate on Preferred Equity’s outstanding Cumulative Rate Reset Preferred Shares, Series 2 (the “Series 2 Shares”), will be reset on December 31, 2019.

The new dividend rate for Series 2 Shares will be calculated on November 29, 2019, using a fixed dividend rate (the “Fixed Dividend Rate”), which will equal the sum of the Canadian Government five-year bond yield as of that date plus 4.18%.

Such Fixed Dividend Rate will commence with the March 31, 2020 dividend payment to the holders of the Series 2 Shares and continue through the December 31, 2024 dividend payment to the holders of the Series 2 Shares, at which time such Fixed Dividend Rate will again be reset.

The dividend rate for the Cumulative Floating Rate Preferred Shares, Series 3 (the “Series 3 Shares”) will be calculated on November 29, 2019 and will equal the sum of the Canadian Government 90-day Treasury Bill yield (using the three-month average results) plus 4.18%. Such dividend rate will be effective with the March 31, 2020 dividend payment to the holders of the Series 3 Shares. The Series 3 Shares dividend rate is reset each quarter.

On December 31, 2019 and again on December 31 of every fifth year thereafter, the holders of Series 2 Shares have the right to convert their Series 2 Shares, on a one-for-one basis, into Series 3 Shares and the holders of Series 3 Shares have the right to convert their Series 3 Shares, on a one-for-one basis, into Series 2 Shares.

Holders of Series 2 Shares or Series 3 Shares who wish to convert such securities to Series 3 Shares or Series 2 Shares, respectively, should contact the financial institution, broker or other intermediary through which they hold the Series 2 Shares or Series 3 Shares to exercise this conversion privilege. Notice of the exercise of the conversion privilege (an “Election Notice”) must be received by Preferred Equity not earlier than December 1, 2019 and not later than 5:00 p.m. (Toronto time) on December 16, 2019.

Automatic Conversion and Restrictions on Conversion

Series 2 Shares

If, after giving effect to all Election Notices, there would remain outstanding less than 1 million Series 2 Shares, then all remaining outstanding Series 2 Shares will automatically convert into Series 3 Shares, on a one-for-one basis on December 31, 2019. Holders of the Series 2 Shares will not be permitted to convert their Series 2 Shares into Series 3 Shares if, after giving effect to all Election Notices, there would be outstanding less than 1 million Series 3 Shares.

Series 3 Shares

If, after giving effect to all Election Notices, there would remain outstanding less than 1 million Series 3 Shares, then all remaining outstanding Series 3 Shares will automatically convert into Series 2 Shares, on a one-for-one basis on December 31, 2019. Holders of the Series 3 Shares will not be permitted to convert their Series 3 Shares into Series 2 Shares if, after giving effect to all Election Notices, there would be outstanding less than 1 million Series 2 Shares.

Inquiries should be directed to Preferred Equity’s registrar and transfer agent, Computershare Investor Services Inc., at 1-800-564-6253.

About Atlantic Power Preferred Equity Ltd.

Preferred Equity is incorporated under the laws of the Province of Alberta and is an indirect, wholly-owned subsidiary of Atlantic Power. Preferred Equity holds, directly or indirectly, Atlantic Power’s business and power generation and other assets in British Columbia and the United States.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term Power Purchase Agreements that have expiration dates ranging from 2020 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). The majority of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.